SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
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GoldSpring, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GOLDSPRING, INC.
P.O. Box 1118
Virginia City, NV 89440

October 17, 2005

Dear Shareholder:

The upcoming Annual Meeting of Shareholders of GoldSpring, Inc. (the “Company”) scheduled for October 26, 2005 is only a few days away. This is a reminder to you that if you have not yet voted your proxy, please do so as soon as possible. Your vote is important to us, and we want to be sure it is received in time to be counted.

At the annual meeting shareholders are being asked to vote on five proposals. Your Board of Directors believes that the election of the five nominees specified in the previously furnished Proxy Statement as directors is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" such nominees.

Further, your Board of Directors also recommends a vote “FOR” the following four proposals: the approval of our 2005 Stock Option and Incentive Plan; approval of a proposal to authorize Serial Preferred Stock; approval of a proposal to authorize additional Common Stock; and the ratification of the independent auditors. Please read about the proposals in the proxy statement you recently received.

There were two misstatements in the proxy statement, which we wish to bring to your attention. First, the total number of shares which were outstanding on September 2 and thus entitled to vote at this meeting was 314,266,583, not 310,016,583 as reported in the proxy statement. Also, the proxy statement stated on page 16 that, assuming a quorum is present, the approval of Proposal 3 to authorize Serial Preferred Stock requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal. Actually, Proposal 3 requires the affirmative vote of a majority of our outstanding shares of common stock, which was stated correctly on page 1 of the proxy statement.

Your vote is very important, regardless of the number of shares you may own. Please sign, date and return the enclosed proxy card in the postage paid envelope provided. If you hold your shares through a bank or brokerage firm, please check the voting form provided by that bank or brokerage firm to see if it offers telephone or Internet voting.

If you have any questions about the voting of your shares, please contact Innisfree M&A Incorporated at, 1-888-750-5834.

Thank you for your support.
Sincerely, Lisa Boksenbaum Secretary